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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

CHAMPION COMMUNICATION SERVICES, INC. - ANNOUNCES SECOND QUARTER RESULTS

The Woodlands, Texas, August 19, 2004 - CHAMPION Communication Services, Inc. (the "Company") (TSX Venture Exchange Symbol: CHP and U.S. Over the Counter Bulletin Board Symbol: CCMS.OB) announced today unaudited financial results for the second quarter ended June 30, 2004. All amounts are in U.S. dollars.

The Company reported revenues of $768,000 for the quarter ended June 30, 2004 compared to $801,000 for the quarter ended June 30, 2003. The loss of revenue is a result of churn (the activity of subscriber units added and lost) experienced in the domestic operations in the amount of $193,000 which was offset by increased sales of SkyLink(TM)LD-WLL and Talk 'N Track(TM) equipment sales of $158,000 during the period.

Cost and expenses increased $66,000 for the quarter ended June 30, 2004 from June 30, 2003 reflecting a decrease of $65,000 in dispatch expenses and an increase of $131,000 for cost of goods sold related to the equipment sales. The decrease in dispatch expenses reflects tower rent reductions and other cost reductions achieved during the quarter.

Depreciation and amortization for the quarter ended June 30, 2004 was $121,000, compared to $138,000 for the quarter ended June 30, 2003. Depreciation and amortization decreased due to the cost of licenses becoming fully amortized.

General and administrative expenses decreased $45,000 for the three months ended June 30, 2004 as compared with the quarter ended June 30, 2003, the result of discontinuing the spectrum division and direct equipment sales.

The net loss was $335,000, or $(0.08) per share, for the quarter ended June 30, 2004, compared to a net loss of $357,000, or $(0.08) per share, for the quarter ended June 30, 2003. A federal

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income tax benefit of $51,000 and increased equipment sales in 2004 was partially offset by the loss of revenues due to churn, and resulted in the decreased net loss for the second quarter 2004 as compared with the second quarter 2003. Subscriber unit loading for the quarter ended June 30, 2004 was 76 compared to 123 units during the three months ended June 30, 2003.

Albert F. Richmond, Chairman and CEO stated, "The Company recognizes that improvement in performance is necessary and to that end the Company continues to negotiate with several Asian companies in an effort to provide dispatch services internationally. We hope that by the end of the 4th quarter CHAMPION will be able to report a successful business plan for those regions.

"Management has negotiated reductions in our largest antenna site leases to reduce site rent expenses. Additionally further reduction of staff has been enacted during the 2nd and 3rd quarters."

CHAMPION is a publicly owned company which trades on the TSX Venture Exchange
(CHP) and U.S. Over the Counter Bulletin Board (CCMS.OB) and is a leader in wireless UHF trunked two-way communications.

As of August 16, 2004 there were 4,255,577 shares of the Company's common stock, $0.01 par value outstanding.

For further information contact:
Mr. Albert F. Richmond, Chief Executive Officer

Telephone:  1-800-614-6500
Fax:        1-281-364-1603

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Please note that this press release contains forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Except for historical information, the matters discussed in this press release are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. Factors that could cause actual results to differ materially include, but are not limited to, the following: the Federal Communications Commission granting the requested license transfers; fluctuations in the Company's tower rental expenses; inventory and loan balances; competition; acquisition and expansion risk; liquidity and capital requirements; government regulation; the Company's ability to acquire and sell spectrum; and other factors listed from time to time in the Company's SEC reports.